Exhibit 107

Calculation of Filing Fee Tables

Form S-8

Mobileye Global Inc.

Security Type	Security Class Title	Fee Calculation Rule(3)	Amount Registered(1)		Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(4)
Equity	Class A common stock, par value $0.01 per share	457(h)	40,095,595	(2)	$21.00	$842,007,495.00	0.0001102	$92,789.23
Total Offering Amounts						$842,007,495.00		$92,789.23
Total Fee Offsets								—
Net Fee Due								$92,789.23

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement on Form S-8 also covers an indeterminate number of additional shares of Class A common stock of Mobileye Global Inc. (the "Registrant") that may be offered and issued under the Mobileye Global Inc. 2022 Equity Incentive Plan (the "Plan") to prevent dilution resulting from stock splits, stock distributions or similar transactions.

(2)	Represents shares of Class A common stock reserved for future issuance under the Plan.

(3)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the initial public offering price of $21.00 per share of Class A common stock pursuant to the Registrant's Registration Statement on Form S-1 (File No. 333-267685) declared effective on October 25, 2022.

(4)	The Registrant does not have any fee offsets.